Exhibit 10.1

September 8, 2023

Scott Morrison

9200 W. 108th Circle

Westminster, CO 80021

Re: Employment Updates with Change in Position

Dear Scott:

As you are aware and in support of your desire to retire from the Company in 2024, the Board and the Company have engaged in a process to identify a successor Chief Financial Officer (“CFO”). Based on the recent outcome of that process, we expect the new CFO will join Ball Corporation (“Company”) on or about September 25, 2023. Dan and the Board of Directors would appreciate your continued support through the onboarding of the new CFO, supporting the closure of our recently announced Aerospace divestiture, and advising on future business strategy and associated transition discussions, as needed. Based on current business and transition plans, we expect that you will be employed in this advisory role through approximately September 30, 2024, which may change at the sole discretion of the Board or Company. With that, there will be changes to your employment conditions effective on September 25, 2023, and further changes effective January 1, 2024. We are excited for your continued support in the future and are pleased to share with you a summary of your employment updates.

Changes Effective September 25, 2023:

1.	Job Title:
a.	Your new job title will be “Advisor”. This change in your title reflects the adjustment in your responsibilities and the transition within our executive leadership team.
2.	Executive Officer:
a.	You will no longer be listed as an executive officer of the Company.
3.	Compensation:
a.	Your current compensation package will remain unchanged through December 31, 2023.

Changes Effective January 1, 2024:

Compensation Changes:

	Until December 31, 2023	January 1, 2024, through termination date, anticipated to be on or about September 30, 2024
Annual Base Pay	$815,081	$625,000
EVAIC Target %	100%	80%

1.	Base Pay:
a.	Your base pay will change during the middle of a pay cycle, so there may be a retroactive adjustment on a future paycheck to ensure your new earnings start on the appropriate January 1st effective date.

Exhibit 10.1

2.	EVAIC:
a.	You will continue to be eligible to participate in the Ball Corporation Economic Value Added Incentive Compensation (“EVAIC”) Plan, with a new participation target being 80% of your base salary and with a participation basis being 100% Corporate Consolidated. Actual payouts will be made pursuant to the terms of the EVAIC Plan, as amended from time to time.
3.	LTI:
a.	You will not be eligible for consideration for participation in the long-term incentive (“LTl”) compensation program in 2024.

These changes are prospective in nature and there will be no forfeitures or other retroactive adjustments associated with your change in position. Any outstanding LTI and EVAIC awards, and any future EVAIC award, will be subject to the terms of each plan, respectively. In addition, any other existing compensation and benefit arrangements, including any change in control or severance benefit agreements, remain subject to the terms of each arrangement.

Please remember that your employment is “at-will”, and nothing in this letter alters the at-will nature of your employment. By signing this letter and returning it to me, you confirm your acceptance and understanding of these changes and the associated compensation package.

Please contact me if you have any questions.

Sincerely,

/s/ Stacey Valy Panayiotou

Stacey Valy Panayiotou

Sr. VP & CHRO, Ball Corporation

I hereby understand and accept the compensation package as outlined above.

/s/ Scott Morrison September 8, 2023

Scott Morrison Date